Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the ChemoCentryx, Inc. Amended and Restated 1997 Stock Option/Stock Issuance Plan, the ChemoCentryx, Inc. Amended and Restated 2002 Equity Incentive Plan, the ChemoCentryx, Inc. 2012 Equity Incentive Award Plan and the ChemoCentryx, Inc. 2012 Employee Stock Purchase Plan of our report dated October 14, 2011 (except for Note 15, as to which the date is January 19, 2012), with respect to the consolidated financial statements of ChemoCentryx, Inc. included in its Prospectus, dated February 8, 2012, filed with the Securities and Exchange Commission on February 9, 2012 pursuant to Rule 424(b) under the Securities Act of 1933 relating to ChemoCentryx, Inc.’s Registration Statement (Form S-1 No. 333-177332).

/s/ Ernst & Young LLP

Redwood City, California

February 10, 2012